
                                  EXHIBIT 11
                                  ----------


                      BROWN & SHARPE MANUFACTURING COMPANY
                      ------------------------------------
                         COMPUTATION OF PER SHARE DATA
                         -----------------------------
                  (Amounts in Thousands Except Per Share Data)
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

                                                     For the Quarter Ended
                                                     ---------------------
                                                  Mar. 31, 1997  Mar. 31, 1996
                                                  -------------  -------------

Primary:
Average shares outstanding                               13,202          8,738
Net effect of dilutive stock options
 -- based on the treasury stock method
 using average market price                                 251            140
                                                        -------         ------

Totals                                                   13,453          8,878
                                                        =======         ======
Net income (loss)                                       $   757         $  550
                                                        =======         ======
Per share amount                                        $   .06         $  .06
                                                        =======         ======

Fully diluted:
Average shares outstanding                               13,202          8,738
Net effect of dilutive stock options
 -- based on the treasury stock
 method using ending market
 price which is greater than
 average market price                                         -            153
Net effect of dilutive stock options
 -- based on the treasury stock
 method using average market
 price which is greater than
 quarter-end market price                                   251              -
Assumed conversion of 9 1/4%
 convertible subordinated
 debentures                                                   *              *
                                                        -------         ------

Totals                                                   13,453          8,891
                                                        =======         ======

Net income (loss)                                       $   757         $  550
Add 9 1/4% convertible
 subordinated debenture
 interest, net of federal
 income tax effect                                            *              *
                                                        -------         ------

Totals                                                  $   757         $  550
                                                        =======         ======
Per share amount                                        $   .06         $  .06
                                                        =======         ======


* Conversion of the 9-1/4% convertible subordinated debentures is not assumed in the computation because its effect is anti-dilutive.